ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-9121	(212) 896-1250
Scott Francis (9l8) 25l-9121	grussell@kcsa.com

ADDvantage Technologies Announces Fiscal 2010 Financial Results
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Fiscal 2010 total revenue of $47.3 million and net income of $0.41 per diluted share
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Fourth quarter 2010 total revenue of $11.7 million and net income of $0.08 per diluted share

BROKEN ARROW, Oklahoma, December 14, 2010 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and twelve month periods ended September 30, 2010.

Revenue for the three month period ended September 30, 2010 was $11.7 million compared to $10.2 million in the same period a year ago, an increase of 15%.  Sales of new equipment increased $2.2 million, or 35%, to $8.4 million for the three months ended September 30, 2010 from $6.2 million for the three months ended September 30, 2009.  Net refurbished equipment sales decreased 26%, to $1.8 million for the three months ended September 30, 2010 from $2.5 million for the same period last year.  Service revenue remained substantially unchanged at $1.5 million for the three months ended September 30, 2010 and 2009.

Net income attributable to common stockholders in the fourth quarter of fiscal 2010 increased 19% to $0.8 million, or $0.08 per diluted share, as compared to $0.7 million, or $0.07 per diluted share, in the same period last year.

For the twelve months ended September 30, 2010, revenue increased 12% to $47.3 million, compared to $42.2 million, for the same period last year.

Net income attributable to common stockholders for the twelve month period ended September 30, 2010 increased 39% to $4.2 million, or $0.41 per diluted share, as compared to $3.0 million, or $0.30 per diluted share, for the twelve months of fiscal 2009.

Ken Chymiak, President and CEO, commented, “We are pleased with the increased revenues in fiscal year 2010 as compared to last year, especially in light of the difficult economic environment.  Our financial strength has improved due to the increased revenues, reductions in inventory and reductions in our operating expenses.  The overall market demand for cable television equipment continues to be flat as a result of the difficult economic environment and the traditional United States cable companies are still under pressure as new housing starts and consumer spending are still down.  We continue to manage our business more effectively and reduce inventory levels so they are in line with current and expected levels of customer demand.

“Our business has generated increased sales in certain product categories.  This includes greater demand for headend equipment from MSOs as they add channels to their systems and upgrade equipment to provide HD programming; and the expansion into new products as we ramped up sales under the new master distribution agreement with Fujitsu Frontech.  We also continued to capitalize on growing demand from customers and cable equipment distributors in Latin America.  Though our non-U.S. sales were less than 15% of total sales in fiscal 2010, the demand from Latin America has been a positive trend for our business.”

“The overall financial health of our business has strengthened in fiscal 2010 compared to the end of fiscal 2009, as we reduced inventory by $5.8 million to $27.4 million, increased cash reserves to $8.7 million from $0.7 million and reduced debt by $2.0 million to $13.9 million.  As we look ahead into fiscal 2011 and beyond, I am cautiously optimistic that the strengthening of the overall market conditions will help drive continued growth. However, we will continue to adjust our business model to be in line with market conditions and changes in our vendor relationships. In addition, we are looking to enter into additional vendor and strategic relationships that could help bolster our customer base in certain sales and distribution channels,” concluded Mr. Chymiak.

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 p.m. Eastern Time on Tuesday, December 14, 2010.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (888) 395-3227 or (719) 457-2617 for international participants.  All dial-in participants must use the following code to access the call: 1121980. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 28, 2010 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 1121980. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, formerly Scientific-Atlanta, Motorola, and Fujitsu Frontech, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas,  NCS Industries, ComTech Services and Broadband Remarketing International.  For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Year Ended September 30,
	2010	2009	2010	2009
Total net sales	$11,733,939	$10,168,043	$47,306,130	$42,243,592

Income from operations	$1,560,353	$1,358,303	$7,553,660	$5,768,343

Interest expense	$191,622	$218,410	$801,211	$936,339

Net income attributable to common shareholders	$848,731	$711,893	$4,186,449	$3,019,004

Earnings per share:
Basic	$0.08	$0.07	$0.41	$0.30
Diluted	$0.08	$0.07	$0.41	$0.30
Shares used in per share calculation:
Basic	10,143,970	10,138,994	10,132,658	10,162,122
Diluted	10,148,629	10,141,631	10,136,610	10,164,216

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2010 (unaudited)	September 30, 2009 (audited)
Assets
Current assets:
Cash and cash equivalents	$8,739,151	$700,004
Accounts receivable, net of allowance of $300,000	4,905,733	4,199,136
Income tax refund receivable	203,405	88,411
Inventories, net of allowance for excess and obsolete
inventory of $2,545,000 and $2,196,000, respectively	27,410,722	33,166,624
Deferred income taxes	1,423,000	1,282,000
Prepaid expenses	92,567	107,423
Total current assets	42,774,578	39,543,598

Net property and equipment	7,224,256	7,556,667
Total other assets	2,261,419	2,332,281

Total assets	$52,260,253	$49,432,546

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,751,498	$2,523,143
Accrued expenses	1,340,414	1,095,822
Notes payable – current portion	1,814,008	1,863,767
Total current liabilities	5,905,920	5,482,732

Notes payable	12,058,128	13,992,873
Other liabilities	1,252,683	1,049,685

Total shareholders’ equity	33,043,522	28,907,256

Total liabilities and shareholders’ equity	$52,260,253	$49,432,546